Exhibit 3.2

CERTIFICATE OF LIMITED PARTNERSHIP

OF

WARBURG PINCUS ACCESS FUND, L.P.

This Certificate of Limited Partnership of Warburg Pincus Access Fund, L.P. (the “Partnership”), dated as of July 18, 2025, has been duly executed and is being filed by the undersigned, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et. seq).

1. Name. The name of the limited partnership is Warburg Pincus Access Fund, L.P.

2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. General Partner. The name and the business address of the general partner of the Partnership is:

Warburg Pincus Access Fund GP, L.P.

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Limited Partnership as of the date and year first above written.

GENERAL PARTNER:

WARBURG PINCUS ACCESS FUND GP, L.P., a Delaware limited partnership

By:	/s/ Harsha Marti

Name:	Harsha Marti
Title:	Authorized Signatory